Adherex Announces Additional Financing

Chapel Hill, NC, April 20, 2010 - - Adherex Technologies Inc. (TSX:AHX), announces today that it has entered into agreements with Southpoint Capital Advisors LP (“Southpoint”), Adherex’s largest shareholder, and certain other investors, for a private placement of CDN$7,200,000, and that it intends to raise up to an additional CDN$1,800,000 by way of a non-brokered private placement and up to an additional CDN$12,750,000 by way of a rights offering.

About the equity financings
The equity financings will consist of:

•	a non-brokered private placement by Adherex of between 240,000,000 and 300,000,000 units, at a price of $0.03 per unit for gross proceeds of between CDN$7,200,000 and CDN$9,000,000; and
•	a rights offering to its shareholders for the distribution of rights to subscribe for 425,000,000 units at a price of $0.03 per unit, for gross proceeds of up to $12,750,000.

Purchasers of units in the private placement that are existing shareholders of Adherex have agreed not to participate in the rights offering.

Each unit shall consist of one common share and one common share purchase warrant (a “Warrant”).  Each Warrant will entitle the holder thereof to purchase one common share of the Company at a purchase price of CDN$0.08 per share for a period of five years from the issue date.  The subscription price for the equity financings represents a 40% discount to the 5 day volume weighted average price of the Company’s common shares on the TSX at the date of receipt of the term sheet from Southpoint.

"I am pleased to announce this financing” said Rosty Raykov, Chief Executive Officer of Adherex, “This is a very important next step in our overall plan to refocus Adherex.  The availability of additional working capital will provide Adherex with the funding necessary to move the development of eniluracil forward."

About the private placement
The private placement will occur in one or more closings, occurring as soon as is practicable after April 28, 2010, subject to receiving the required regulatory approvals.  The private placement financing will be for a minimum of 240,000,000 units and a maximum of 300,000,000 units (the “Placement Units”).  If the maximum of 300,000,000 units are purchased under the private placement and all of the 300,000,000 Warrants issuable thereunder are exercised, the maximum number of common shares of the Company that would be issued in connection with the private placement would be 600,000,000 common shares (approximately 468% of the issued and outstanding common shares of the Company as of the date hereof).

As part of the private placement, Southpoint has agreed to purchase CDN$6,000,000 of units.

The obligation of Southpoint and the other investors to purchase the units under the private placement is subject to a number of conditions, including Adherex having received conditional approval of the private placement and the listing of the common shares to be issued in the private placement from the TSX, subject only to the satisfaction by Adherex of customary post-closing conditions imposed by the TSX in similar circumstances, and without the requirement of Adherex to obtain shareholder approval to the private placement.

About the Rights Offering
It is proposed that Adherex issue to all shareholders as of the record date who are resident in a Province of Canada and in the United States as of such date rights to purchase an aggregate of 425 million units.  Southpoint has agreed not to transfer or exercise the rights or otherwise subscribe for any of the units issuable upon the exercise of the rights issuable to it under the rights offering. Every right will entitle the holder to acquire one unit at a price of $0.03 per unit under their basic subscription privilege. Holders of rights who exercise their basic subscription privilege in full will be entitled to subscribe for additional units at a price of $0.03 per unit on a pro rata basis with all other holders of rights who have exercised their basic subscription privilege in full and subscribed for additional units. The number of units issuable under the rights offering represents approximately 331% of the common shares outstanding as of the date hereof and approximately 99% of the common shares expected to be outstanding after the completion of the private placement.  There is no standby commitment or additional subscription privilege.

Subject to receiving the required regulatory approvals and as soon as possible after the completion of the private placement, it is anticipated that Adherex will file a preliminary short-form prospectus for the rights offering with the securities regulatory authorities in Canada to qualify the distribution of the rights in Canada and a Form S-1 registration statement with the Securities and Exchange Commission to register the transaction in the United States.  The commencement of the rights offering will occur promptly following the receipt for the final prospectus in Canada and the effectiveness of the registration statement in the United States and Adherex intends to complete the rights offering as soon as possible thereafter. Adherex intends to announce additional information regarding the rights offering at the time it files the prospectus and registration statement.

Use of Proceeds
The use of proceeds of the sale of the Units will be to (i) conduct and monitor a Phase II Eniluracil study, (ii) satisfy corporate overhead and related expenses, and (iii) pay financing related expenses.

Pro Forma Ownership of Adherex
Southpoint, acting on behalf of certain Southpoint funds for which it serves as investment manager, currently holds, directly or indirectly, 41,504,000 common shares of the Company (representing approximately 32% on a non-diluted basis of the currently issued and outstanding common shares of the Company).  Following completion of the private placement, but prior to completion of the rights offering, Southpoint will hold, directly or indirectly, 241,504,000 common shares and 200,000,000 warrants of the Company (representing, if CDN$9,000,000 is raised, approximately 56% on a non-diluted basis and approximately 70% on a partially diluted basis, and if only CDN$7,300,000 is raised, approximately 66% on a non-diluted basis and approximately 78% on a partially diluted basis, taking into account only those warrants held by Southpoint, of the issued and outstanding common shares of the Company).  If CDN$9,000,000 is raised under the private placement, and the rights offering is fully subscribed, then Southpoint is expected to hold approximately 28% on a non-diluted basis and approximately 42% on a partially diluted basis, taking into account only those warrants held by Southpoint, of the issued and outstanding common shares of the Company.

TSX Matters
Adherex will apply to list the common shares issuable under the private placement, including pursuant to the exercise of the warrants thereunder, the rights issuable under the rights offering, and the common shares issuable upon the exercise of the rights, including pursuant to the exercise of warrants issuable thereunder, on the TSX.  The private placement and rights offering (together, the “Offering”) is subject to the approval of the TSX.  Since the Offering will (i) provide for the issuance of common shares and Warrants to insiders of the Company of greater than 10% of the number of common shares of the Company which are currently outstanding, (ii) provide for the issuance of common shares and Warrants of greater than 25% of the currently outstanding common shares of the Company, (iii) result in the issuance of common shares for a subscription price that is below the maximum allowable discount to the current market price of the common shares permitted by the TSX, and (iv) be deemed under the rules of the TSX to materially affect control of the Company, the rules of the TSX require that, unless an exemption is applicable, the Company obtain approval of the Offering from the holders of a majority of the common shares of the Company, excluding the votes attached to the common shares held by Southpoint.  However, the rules of the TSX contain an exemption from the requirement to obtain shareholder approval if a committee of independent board members of the Company, free from any interest in the offering and unrelated to the parties involved in an offering, has recommended the offering, and the independent members of the board of directors have resolved that the Company is in serious financial difficulty, the offering is designed to improve the Company’s financial condition, and the offering is reasonable for the Company in the circumstances.

In February 2010, the Company’s board of directors established a special committee consisting of three of the Company’s independent directors.  These independent directors concluded that the Company is in serious financial difficulty, the proposed Offering is designed to improve the Company’s financial condition and the Offering is reasonable for the Company in the circumstances.  The independent directors concluded that the Company is in serious financial difficulty because, even though over the past 12 months the Company has successfully reduced liabilities and burn, if the proposed private placement is not completed in the very near term, the Company may be forced to cease operations by June 30, 2010.

The TSX has advised the Company that reliance on this exemption will automatically result in a TSX de-listing review to confirm that the Company continues to meet TSX listing requirements.  The Company believes the de-listing review is a routine procedure when using this exemption and currently complies with applicable TSX listing requirements and expects to continue to comply with such requirements following completion of the financing.

The private placement may constitute a related party transaction for the purposes of Multilateral Instrument 61-101 and the Company is relying on exemptions from the formal valuation and minority approval requirements of Multilateral Instrument 61-101 based on its financial hardship.  A material change report will be filed less than 21 days before the closing date of the private placement.  The board of directors has determined this shorter period to be reasonable and necessary given the circumstances in order to improve the Company’s financial condition in a timely manner.

On July 7, 2009, Adherex announced that it intended to focus its remaining financial resources on the development of oral Eniluracil. Adherex has terminated its Eniluracil study using our topical formulation and has focused its resources on the development of a redesigned study combining oral Eniluracil and 5-fluorouracil, or 5-FU, targeting anti-cancer indications.  After a careful evaluation of the data from the prior GlaxoSmithKline, or GSK, studies, data from Adherex’s studies and other studies using Eniluracil, Adherex believes that it can design and implement a Phase II study with Eniluracil within the next three to nine months.  By enhancing the Company’s working capital and allowing it to conduct a Phase II study with Eniluracil, the private placement and the rights offering will significantly improve Adherex’s financial position and ability to execute its business plan.  If Adherex is not able to conclude the private placement and does not receive additional financial resources in the near term, it might cease operations sooner than June 30, 2010.

 This news release does not constitute an offer to sell any of Adherex’s securities.

About Adherex Technologies

Adherex Technologies Inc. is a biopharmaceutical company focused on the development of eniluracil.

Forward Looking Information

This press release contains forward-looking information within the meaning of applicable Canadian securities legislation regarding expected future events and financial and operating results of Adherex.  Such forward-looking information includes, without limitation, those regarding the size, timing and completion of the proposed private placement and rights offering, regulatory approvals, development plans for Eniluracil, use of proceeds, working capital and TSX listing review.  By its nature, forward-looking information requires Adherex to make assumptions and is subject to numerous inherent risks and uncertainties and you are cautioned not to place undue reliance on forward-looking information. The actual results, performance or achievements of the Company might differ materially from the results, performance or achievements of the Company expressed or implied by such forward-looking statements.  We can provide no assurance that the private placement and rights offering will be completed, that development of Eniluracil will proceed as currently anticipated, that previous results will be predictive of future outcomes, or that the expected funding, timing or results of our development will be realized.

We are subject to various risks, including: our need for immediate and substantial additional capital to fund our operations; that one or more of the definitive agreements for the proposed transactions is terminated in accordance with its terms or otherwise; that the conditions precedent to the completion of the transactions are not satisfied or waived by the applicable party; that the necessary approvals by regulatory bodies are not obtained, including the approval of the TSX for Adherex to rely on the financial hardship exemption in connection with the private placement and rights offering; that Adherex will be required to obtain shareholder approval prior to the completion of the private placement; that a material adverse affect occurs in respect of Adherex; that the transactions are not completed in the contemplated time period; that Adherex does not meet the minimum listing requirements of the TSX following the completion of the transactions and delisting review of Adherex; the current and anticipated conditions in the economy and financial markets including the consequences of the current global economic recession; our history of losses; the uncertainties of clinical trials, drug development and regulatory review; the early stage of our product candidates; our reliance on collaborative partners; and other risks inherent to the biopharmaceutical industry.  For a more detailed discussion of related risk factors, please refer to our public filings available at www.sedar.com.  Adherex disclaims any intention or otherwise to update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by law.

For further information, please contact:

Rosty Raykov
Chief Executive Officer
Adherex Technologies Inc.
T: (919) 636-5144